Exhibit 23.2

                          INDEPENDENT AUDITORS' CONSENT


To the Board of Directors
of Matrixx Initiatives, Inc.

We consent to the incorporation by reference in the following Registration Statements of Matrixx Initiatives, Inc. and any amendments thereto: (1) No. 333-06199 on Form S-8; (2) No. 333-34019 on Form S-8; (3) No. 333-91679 on Form
S-3; (4) No. 333-30194 on Form S-3; (5) No. 333-98901 on Form S-3; and (6) No.
333-99311 on Form S-8, of our report dated February 8, 2002, relating to the consolidated balance sheet of Matrixx Initiatives, Inc. as of December 31, 2001 and the related consolidated statements of operations, cash flows and changes in stockholders' equity for the year ended December 31, 2001 and 2000, which report appears or is incorporated by reference in the December 31, 2002 Annual Report on Form 10-K of Matrixx Initiatives, Inc.

                                           /s/ Angell & Deering


Denver, Colorado
March 25, 2003